Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Master Portfolio Trust

We consent to the use of our report, dated October 15, 2010, with respect to the financial statements of Liquid Reserves Portfolio, Prime Cash Reserves Portfolio, Tax Free Reserves Portfolio and U.S. Treasury Reserves Portfolio, each a series of Master Portfolio Trust, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 29, 2010